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Exhibit 10.30

March 9, 2012

CIBER, Inc.
6363 South Fiddler's Green Circle, Suite 1400
Greenwood Village, Colorado 80111

Gentlemen:

        Reference is made herein to the Asset Purchase Agreement, dated as of January 21, 2012, between CIBER, Inc. ("Seller"), and CRGT Inc. ("Buyer"), as amended, supplemented or otherwise modified from time to time (the "APA"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the APA.

        For good and valuable consideration, the receipt of which is hereby acknowledged, Seller and Buyer hereby agree to amend the APA as follows:

            (i)  Schedule 1.1(i) to the APA is hereby amended in its entirety to read as set forth in Annex A to this letter agreement.

           (ii)  Schedule 1.2(b) to the APA is hereby amended to include the one or more items listed in Annex B to this letter agreement.

          (iii)  Schedule 1.3(f) to the APA is hereby deleted in its entirety and replaced with the following text:

            "None."

          (iv)  Numbered paragraph 2 in Schedule 1.4(g) to the APA is hereby amended in its entirety to read as set forth in Annex C to this letter agreement.

           (v)  Schedule 1.11, in the form set forth in Annex D to this letter agreement, is hereby added to the APA.

          (vi)  Schedule 2.2(e) to the APA is hereby amended in its entirety to read as set forth in Annex E to this letter agreement.

         (vii)  Numbered footnote 13 in Annex II to the APA is hereby deleted in its entirety and replaced with the following text:

            "[Intentionally omitted]."

        (viii)  A new section is hereby added to the end of Article I of the APA containing the following text:

            "Section 1.11.    Post-Closing Contract.    Notwithstanding anything contained in this Agreement to the contrary, with respect to the Purchased Contract expressly designated on Schedule 1.11 as the "Post-Closing Contract" (the "Post-Closing Contract"), the Buyer and Seller acknowledge and agree that the following shall occur on the Post-Closing Transfer Date (as defined in Schedule 1.11) (and not beforehand): (a) the assignment by Seller to Buyer in accordance with Section 1.1 of the APA of the Post-Closing Contract, (b) Buyer shall offer employment in accordance with Section 6.4 to employees of the Federal Business on the Closing Date primarily responsible for the performance of Seller's obligations under such Contract (the "Withheld Employees"), and (c) the assumption by Buyer of the Assumed Liabilities arising under the Post-Closing Contract or with respect to such Withheld Employees in accordance with Section 1.3 (it being understood and agreed that the Assumed Liabilities under the Post-Closing Contract or with respect to the Withheld Employees, and the determination of Buyer's obligations under Section 6.4 in respect of the Withheld Employees, shall be determined as if the Closing had occurred on the Post-Closing Transfer Date). For avoidance of doubt, from and after the Closing, (I) the Purchased Assets shall include, free and clear of all Encumbrances (other than Permitted Encumbrances) and subject to the further provisions of Schedule 1.11, all accounts receivable, notes receivable and other receivables of the Federal Business with respect to the Post-Closing Contract (whether at the Closing or thereafter arising) and (II) the Assumed Liabilities shall include all accounts payable and accrued expenses of Seller as of the Closing primarily related to the Federal Business, to the extent such accounts payable and accrued expenses remain unpaid at the Closing, with respect to the Post-Closing Contract. From and after the Closing, until the foregoing assignment and assumption occurs, the parties shall comply with their respective covenants and agreements set forth on Schedule 1.11 with respect to the Post-Closing Contract and the Withheld Employees as if such covenants or agreements were set forth in this Section."

          (ix)  A new paragraph is hereby added to the end of Section 2.2 of the APA containing the following text:

            "Buyer acknowledges and agrees that, for purposes of determining whether the closing deliveries set forth in Section 2.2(e) have been satisfied at Closing with respect to Buyer's receipt of written evidence that all consents listed on Schedule 2.2(e) have been obtained from the applicable third parties, Buyer will be agreeing to close the sale hereunder, in the case of those consents marked with double asterisks on such schedule ("Identified Contracts"), on the basis of the implied consents reflected in certain pre-Closing e-mail exchanges between Seller and such third parties (complete copies of which have been furnished by Seller to Buyer) and certain oral assurances given by such third parties to Buyer prior to the Closing, in lieu of affirmative written consents furnished by such third parties; provided that, for avoidance of doubt, none of the foregoing shall adversely affect the indemnification and related rights of the Buyer Indemnified Parties under Section 9.2(a)(iv) and any other provisions in Article IX (Indemnification) related to Section 9.2(a)(iv), including Section 9.3."

           (x)  Numbered paragraph 2 in Schedule 3.3 to the APA is hereby amended in its entirety and replaced with the following:

            "2.   The Contracts identified on Schedules 1.1(i) and 6.12 are incorporated by reference herein."

          (xi)  Section 6.4(a) of the APA is hereby deleted in its entirety and replaced with the following text:

            "(a)    Continuing Employees.    Buyer shall, or shall cause an Affiliate of Buyer to, offer employment, effective on the Closing Date (or, on such date thereafter when such employee is scheduled to return to work), to all those individuals who are employed by Seller and who primarily worked for the Federal Business immediately prior to the Closing Date, including employees absent due to vacation, family leave, short-term disability or other approved leave of absence (the employees who accept such employment and commence employment on the applicable effective date referred to herein (the "Applicable Effective Date"), the "Continuing Employees"). Buyer shall maintain (or cause another Affiliate of Buyer to maintain), for a period of twelve (12) months following the Closing, for such Continuing Employees compensation and employee benefits comparable (other than with respect to equity incentives), in the aggregate, either to the compensation and employee benefits such Continuing Employees were receiving as of immediately prior to the Closing Date or, at the Buyer's sole discretion, in lieu thereof, to the compensation and employee benefits provided to similarly situated employees of Buyer; provided, however, no such offer of employment to any employee employed in the jurisdiction identified as the "Covered Jurisdiction" on Schedule 6.4(a) (the "Covered Jurisdiction") shall become effective until Buyer has obtained official documentation, to the reasonable satisfaction of Buyer, or Seller obtains, at its expense, an opinion in writing and in form and substance reasonably satisfactory to Buyer and which is signed by counsel admitted to practice in the Covered Jurisdiction and reasonably satisfactory to Buyer, evidencing that such employee is legally eligible to perform services for Buyer or an Affiliate of Buyer in the Covered Jurisdiction, and Buyer or an Affiliate of Buyer has received official documentation, to the reasonable satisfaction of Buyer, or Seller obtains, at its expense, an opinion in writing and in form and substance reasonably satisfactory to Buyer and which is signed by counsel admitted to practice in the Covered Jurisdiction and reasonably satisfactory to Buyer, establishing the applicability of payroll, withholding and other similar taxes imposed by the Covered Jurisdiction on the compensation received by such employee from Buyer or an Affiliate of Buyer; provided, further, however, that, to the extent permitted by applicable Law, no such offer of employment shall become effective for the individual identified as the "Specified Scheduled Employee" on Schedule 6.4(a) (the "Specified Scheduled Employee") until the earlier of (x) July 13, 2012 or, if the Specified Scheduled Employee's adjustment of status application (I-485) has been approved prior to July 13, 2012, then the date that is ninety (90) days after the date such individual has become a permanent resident of the United States or (y) Buyer has extended an offer of employment to such individual; and provided, further, however, that, such employee is still employed by Seller on the date in which the requirements set forth in this Section 6.4(a) are satisfied. Nothing express or implied in this Agreement will confer upon any of the Continuing Employees any right to employment or continued employment for any specified period by reason of this Agreement. On the Applicable Effective Date, the Continuing Employees shall cease participating in all Plans (without regard to whether they are material Plans), other than the Plans set forth on Schedule 6.4(a) which shall continue to provide coverage to any Continuing Employee participating in such Plan as of the Applicable Effective Date (which, for the avoidance of doubt, shall exclude individuals on military leave and short-term disability) for the duration of the calendar month in which the Closing Date occurs. For the avoidance of doubt, the cost of such continued coverage shall be credited to Seller in the Working Capital calculation. For the avoidance of doubt, Buyer is responsible for any severance payment owed to the Continuing Employees after the Applicable Effective Date resulting from the termination of any Continuing Employees by Buyer."

         (xii)  Schedule 6.4(a), in the form set forth in Annex F to this letter agreement, is hereby added to the APA.

        (xiii)  Section 6.4(d) of the APA is hereby deleted in its entirety and replaced with the following text:

            "(d)    Accrued Paid Time Off.    For avoidance of doubt, any payments made by Seller to a Continuing Employee (to the extent made prior to, at, or within thirty (30) days following, the Closing) for such employee's accrued but unused paid-time-off (as set forth in the general ledger of the Federal Business as of the Closing) shall be credited for the benefit of Seller in the Working Capital calculation, to the extent that such accrued but unused paid-time-off is included in the calculation of Working Capital when made in accordance with Section 1.6."

        (xiv)  Section 6.4(f) of the APA is hereby deleted in its entirety and replaced with the following text:

            "(f)    Promptly following the Closing (but not later than thirty (30) days after the Closing Date), Seller shall pay to the Continuing Employees their respective 2011 bonuses, in the amounts for each Continuing Employee as previously agreed by Buyer and Seller (as set forth, on a broken out basis by Continuing Employee, in the e-mail sent by Seller (or its counsel) to Buyer's counsel on March 8, 2012) (which amounts shall be no more than $798,837 in the aggregate for the Continuing Employees taken as a whole). Notwithstanding the foregoing, however, prior to the Closing, Seller may, in its discretion and after written notice to Buyer, pay the 2011 bonuses to the applicable employees of the Federal Business, in an amount not to exceed $798,837 in the aggregate, solely to the extent necessary to avoid any adverse tax consequence to Seller or the Continuing Employees resulting from the application of Section 409A of the Code to such bonuses. In addition, promptly following the Closing (but not later than thirty (30) days after the Closing Date), Seller shall pay to those eight Continuing Employees specified in the e-mail sent by Seller (or its counsel) to Buyer's counsel on March 8, 2012 the pro rata portions (for the period from January 1, 2012 through the Closing Date) of their respective 2012 bonuses, provided that the amounts of such payments shall be approved by Buyer (whose approval shall not be unreasonably withheld) before such payments are made. For the avoidance of doubt, any 2011 bonus payments or 2012 bonus payments made by Seller to the Continuing Employees in accordance with this Section 6.4(f) shall be credited for the benefit of Seller in the Working Capital calculation, to the extent that accruals or other obligations for such bonus payments are included in the calculation of Working Capital when made in accordance with Section 1.6."

         (xv)  The following text is hereby added as Section 6.4(g) to the APA:

            "(g)    Transfer of H-1B Visa.    In accordance with U.S. Department of Labor regulations and current U.S. Citizenship and Immigration Services policy and procedure, Buyer hereby assumes, effective on the Closing Date, the rights, obligations and liabilities, past, present and future, of Seller relating to any and all Labor Condition Applications filed and approved as part of the H-1B visa classification for Continuing Employees; provided that Buyer shall not assume the rights, obligations and liabilities, past, present and future, of Seller relating to any and all Labor Condition Applications filed and approved as part of the H-1B visa classification for the Specified Scheduled Employee, to the extent permitted under applicable Law. Buyer further agrees to assume, effective on the Closing Date, any and all obligations and liabilities of Seller arising from any other U.S. Department of Labor and Citizenship and Immigration Services requirements, past, present and future, relating to any Continuing Employees holding H-1B visa classifications or other employer-sponsored visa classifications; provided that Buyer shall not assume obligations and liabilities of Seller arising from any other U.S. Department of Labor and Citizenship and Immigration Services requirements, past, present and future, relating to the Specified Scheduled Employee, to the extent permitted under applicable Law. The assumption of obligations and liabilities as stated within this subsection is limited to those obligations incurred by Seller undertaken with the U.S. Department of Labor and/or the Citizenship and Immigration Services as they relate to H-1B or other employer-sponsored visa classified Continuing Employees, and shall not extend to other obligations incurred by Seller unless expressly stated herein."

        (xvi)  The following text is hereby added as Section 6.12 to the APA:

            "6.12    Intellectual Property Contracts.    Seller will, after the Closing, and provided that Buyer provides such timely assistance as reasonably requested by Seller, obtain all required licenses from, or consents, approvals or authorizations of, third parties, which are not obtained prior to the Closing, to allow the Buyer to use the software listed on Schedule 6.12 and enjoy the benefits of the Contracts listed on Schedule 6.12 as and to the extent used by or for the benefit of the Federal Business immediately prior to the Closing, whether under the terms of the existing Contract or a new contract reflecting substantively similar terms and conditions. Seller shall pay for all costs directly imposed under the Contracts listed on Schedule 6.12 or by the applicable vendors in connection with obtaining the consents, approvals, authorizations, and licenses pursuant to this Section 6.12, provided that in no event shall Seller pay or be liable to Buyer for any costs of (a) additional or expanded licenses to the software listed on Schedule 6.12, or (b) license, maintenance, support, renewal or other fees incurred by Buyer following the procurement of any license pursuant to this Section 6.12. Notwithstanding the foregoing, upon Seller's reasonable request, Buyer shall use commercially reasonable efforts to cooperate and assist Seller in obtaining any licenses, consents, approvals or authorizations requested or required pursuant to this Section 6.12. For avoidance of doubt, in no case whatsoever shall any obligation on the part of Buyer set forth in this Section to provide "timely assistance" or to use "commercially reasonable efforts" be deemed to require Buyer or any of its Affiliates to incur any material fees or material out-of-pocket expenses or to agree to any material undertakings (apart from those obligations which may be set forth in the existing Contract being transferred to Buyer or in the new contract reflecting substantively similar terms and conditions into which Buyer is entering, in each case to the extent described in the first sentence of this Section)."

       (xvii)  Schedule 6.12, in the form set forth in Annex G to this letter agreement, is hereby added to the APA.

      (xviii)  The following text is hereby added as Section 6.13 to the APA:

            "6.13    Surety Bonds.    Seller hereby agrees to extend (before Closing), at its cost, the expiration date for the Seller surety bond disclosed on Schedule 3.26 with respect to the Radar Tower Repairs and Upgrade Contract (Project #10-06) to March 4, 2013, and, to the extent that, following the Closing, a Seller surety bond for an existing work order under Contract No. 1003-0392 or the Radar Tower Repairs and Upgrade Contract (Project #10-06) needs to be extended beyond the current premium period, Seller agrees to extend the surety bond at Buyer's written request and expense."

        (xix)  Section 9.2(a) of the APA is hereby deleted in its entirety and replaced with the following text:

            "(a)    From and after the Closing and subject to the provisions of this Article IX, Seller shall indemnify and hold harmless Buyer, its Affiliates (including CIBER Federal International) and each of their respective officers, directors, employees and agents (collectively, "Buyer Indemnified Parties") from and against any and all Losses resulting or arising from (i) any breach of any of the representations or warranties made by Seller in this Agreement (or in any certificate delivered by Seller pursuant to this Agreement); (ii) any breach of (x) any covenant or agreement made by Seller in this Agreement (other than in Section 5.7(e)), to the extent requiring performance or compliance by Seller prior to the Closing, (y) any covenant or agreement made by Seller in Section 5.7(e), or (z) any covenant or agreement made by Seller in this Agreement, to the extent requiring performance or compliance by Seller at or after the Closing; (iii) any Excluded Liability; (iv) (x) any consent, approval or authorization of a third party being required to be obtained by Seller at or prior to the Closing, or notice to a third party being required to be given by Seller at or prior to the Closing, in connection with the Transaction with respect to any Identified Contract (before giving effect to Section 6.2(b)) and not having been so obtained or given, or (y) the failure of Seller to assign or caused to be assigned any Identified Contract (before giving effect to Section 6.2(b)) to Buyer, in compliance with such Contract and applicable Law, at the Closing (unless such Contract is a Government Contract and the Buyer has been made a subcontractor of Seller under, and in compliance with, such Contract and applicable Law at the Closing on the terms set forth in the Subcontract Pending Novation or the Subcontract, as applicable); (v) any license from, or consent, approval or authorization of a third party, or notice to a third party, being required in connection with the provision of the Transition Services (as defined in Section 1.1(a) of the Transition Services Agreement) with respect to the Contracts set forth on Schedule 6.12 and not having been obtained or given at or prior to the Closing; or (vi) any license from, or consent, approval or authorization of, a third party being required to allow the Buyer to use the software or products listed on Schedule 6.12 and enjoy the benefits of the Contracts listed on Schedule 6.12 as and to the extent used by or for the benefit of the Federal Business prior to the Closing and not having been obtained or given at or prior to the Closing. The Seller shall have no indemnification obligations to any Buyer Indemnified Party pursuant to Section 9.2(a)(iv), Section 9.2(a)(v) and Section 9.2(a)(vi) with respect to any Losses subject to indemnification thereunder to the extent that such Losses result from Buyer's breach of Section 6.2 or Section 6.12."

         (xx)  Section 9.2(b) of the APA is hereby deleted in its entirety and replaced with the following text:

            "(b)    From and after the Closing and subject to the provisions of this Article IX, Buyer shall indemnify and hold harmless Seller, its Affiliates and each of their respective officers, directors, employees and agents (collectively, "Seller Indemnified Parties") from and against any and all Losses resulting or arising from (i) any breach of any of the representations or warranties made by Buyer in this Agreement (or in any certificate delivered by Buyer pursuant to this Agreement); (ii) any breach of (x) any covenant or agreement made by Buyer in this Agreement, to the extent requiring performance or compliance by Buyer prior to the Closing, or (y) any covenant or agreement made by Buyer in this Agreement, to the extent requiring performance or compliance by Buyer at or after the Closing; (iii) any Assumed Liability; (iv) any matter expressly identified in Schedule 1.2(b) as the "Specified Scheduled Matter" or in Schedule 1.11 as a "Post-Closing Scheduled Matter"; or (v) any post-Closing breach or performance failure by Buyer under Contract No. 1003-0392 with the Georgia Ports Authority or the Radar Tower Repairs and Upgrade Contract (Project #10-06) with the Port of Freeport that impacts (and results in a drawing under) Seller's surety bonds in the name of Georgia Ports Authority or Port of Freeport, as applicable, as disclosed on Schedule 3.26 until (x) the work order or contract associated with such surety bonds is complete and such bonds are released, or (y) Buyer is able to replace such surety bonds with Buyer surety bonds, whichever is earlier."

        (xxi)  Section 9.2(c)(i) of the APA is hereby deleted in its entirety and replaced with the following text:

          "(i)    Notwithstanding anything contained herein to the contrary, (x) Seller shall have no liability to the Buyer Indemnified Parties pursuant to Section 9.2(a)(i), 9.2(a)(ii)(x) , or 9.2(a)(ii)(y) with respect to any claim or series of related claims thereunder unless and until all Losses with respect to such claim or series of related claims exceed on a cumulative basis an amount equal to Twenty Five Thousand Dollars ($25,000) (such amount, the "Claims-Specific Threshold"), in which case the Buyer Indemnified Parties shall be entitled to indemnification pursuant to such provision, subject to the further limitations set forth in this Article IX, with respect to such claim or series of related claims, (y) Seller shall have no liability to the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii)(y) with respect to any claims thereunder unless and until the total amount of all Losses of the Buyer Indemnified Parties with respect to such claims under such provisions (excluding claims that, in accordance with clause (x) above, do not satisfy the Claims-Specific Threshold (to the extent applicable to such claims)) exceed on a cumulative basis Four-Hundred Thousand Dollars ($400,000) (the "Deductible"), in which case the Buyer Indemnified Parties shall be entitled to indemnification pursuant to such provisions, subject to the further limitations set forth in this Article IX, with respect to such claims only for those Losses in excess of the Deductible, and (z) the aggregate liability of Seller with respect to claims made by the Buyer Indemnified Parties under Sections 9.2(a)(i), 9.2(a)(ii)(x), 9.2(a)(ii)(y), 9.2(a)(iv), 9.2(a)(v), and 9.2(a)(vi) (collectively, the "Seller Capped Indemnities") prior to the nine (9) month anniversary of the Closing Date (the "Nine Month Date") shall not exceed Five Million Dollars ($5,000,000) (the "Special Cap"), provided, however, that after the Nine Month Date, the aggregate liability of Seller with respect to claims made by the Buyer Indemnified Parties under the Seller Capped Indemnities shall be reduced to Four Million Dollars ($4,000,000) (the "Cap") (provided that, for avoidance of doubt, the Cap shall not prevent the satisfaction of claims asserted before the Nine Month Date in accordance with the Special Cap), and, provided, further, that, under no circumstances shall the aggregate liability of Seller with respect to claims made by the Buyer Indemnified Parties under Sections 9.2(a)(i), 9.2(a)(ii)(x), and 9.2(a)(ii)(y) exceed Four Million Dollars ($4,000,000). Notwithstanding anything to the contrary herein, the limitations contained in the first sentence of this Section 9.2(c)(i) shall not apply with respect to claims relating to or arising from (I) fraud or (II) any breach by Seller of any Fundamental Seller Representation."

       (xxii)  Section 9.2(c)(ii)(z) of the APA is hereby deleted in its entirety and replaced with the following text:

            "(z)    the aggregate liability of Buyer with respect to claims made by the Seller Indemnified Parties under Sections 9.2(b)(i), 9.2(b)(ii)(x), and 9.2(b)(iv), and 9.2(b)(v) shall not exceed the Cap."

      (xxiii)  Section 9.4(d) of the APA is hereby deleted in its entirety and replaced with the following text:

            "(d)    Notwithstanding anything to the contrary in this Agreement, (i) no party shall, in any event, be liable to any other Person for (x) any consequential, incidental, indirect, or special damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, or (y) any punitive damages of such other Person, and (ii) in particular, no "multiple of profits" or "multiple of cash flow" or similar valuation methodology shall be used in calculating the amount of any Losses, except (A) in the case of each of clauses (i) and (ii) above, to the extent such amounts are paid or payable to a third party in respect of a Third Party Claim and an Indemnified Party seeks, following the Closing, indemnification in respect thereof under this Agreement or (B) in the case of each of clauses (i)(x) and (ii) above, with respect to an Indemnification Claim made pursuant to Section 9.2(a)(iv), only if the Buyer has provided Seller written confirmation from a Governmental Entity that (1) a task or work order under an Identified Contract in existence at Closing was terminated post-Closing due to the failure of Seller to obtain the required pre-Closing consent, or (2) a bid for a new task or work order under an Identified Contract submitted post-Closing and prior to novation approval by a Governmental Entity was rejected due to the failure of Seller to obtain the required pre-Closing consent."

      (xxiv)  The following text is hereby added as Section 11.21 to the APA:

            "11.21    Power of Attorney.    Notwithstanding anything to the contrary in this Agreement, the Transaction Agreements, or the Subcontract Agreement between Seller and Buyer, dated as of the date hereof (the "Subcontract Agreement"), any powers of attorney granted to Buyer by Seller in this Agreement, the Transaction Agreements or the Subcontract Agreement, shall be granted exclusively to Thomas Ferrando (or his successor as Chief Executive Officer of Buyer) (to the full extent contemplated under the Subcontract Agreement), Rafael J. Dominguez (or his successor as Chief Financial Officer of Buyer) (to the full extent contemplated under the Subcontract Agreement), Thomas Carter (or his successor at Buyer) (only with respect to contract and procurement actions), John Pope (or his successor at Buyer) (only with respect to contract actions), Deborah McGoldrick (or her successor at Buyer) (only with respect to procurement actions), CaRhonda Homes (or her successor at Buyer) (only with respect to procurement actions) and Michael Lear (only with respect to procurement actions) (or his successor at Buyer)]. Buyer shall provide Seller, on a weekly basis, a written list of any instances in which such powers of attorney have been exercised and will provide Seller with copies of any material related documents as to which such powers of attorney have been exercised, and will provide Seller all other related documents as to which such powers of attorney have been exercised upon written request from Seller."

        (xxv)  Section 2 of Annex I of the APA is hereby amended so that the following defined terms are hereby added thereto in the appropriate alphabetical order:

Applicable Effective Date	6.4(a)
Covered Jurisdiction	6.4(a)
Identified Contracts	2.2
Nine Month Date	9.2(c)(i)
Post-Closing Contract	1.11
Seller Capped Indemnities	9.2(c)(i)
Special Cap	9.2(c)(i)
Specified Scheduled Employee	6.4(a)
Subcontract Agreement	11.21
Withheld Employees	1.11

        Except as expressly provided in this letter agreement, the APA remains in full force and effect in accordance with its terms.

        In connection with the Closing under the APA as of the date of this letter agreement, each of Seller and Buyer make certain acknowledgments as set forth in Annex H to this letter agreement.

        Sections 11.2 (Notices), 11.9 (Governing Law), 11.13 (Consent to Jurisdiction and Service of Process), and 11.14 (Waiver of Jury Trial) of the APA shall apply to this letter agreement mutatis mutandis.

        This letter agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Remainder of page left blank; signature page follows]

Sincerely,
CRGT INC.
By:	/s/ THOMAS FERRANDO
	Name:	Thomas Ferrando
	Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:
CIBER, INC.
By:	/s/ CLAUDE J. PUMILIA
	Name:	Claude J. Pumilia
	Title:	EVP/CFO

Signature Page to Letter Agreement

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  Exhibit 10.30